REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Wasatch Funds, Inc.:

In planning and performing our audits of the financial statements of Wasatch Aggressive Equity
Fund, Wasatch Growth Fund, Wasatch-Hoisington U.S.
Treasury Fund, Wasatch Mid-Cap Fund, Wasatch Micro-
Cap Fund, and Wasatch Micro-Cap Value Fund (the
"Funds") for the year ended September 30, 1998, except for the Wasatch Micro-Cap Value Fund which is for the period from inception on December 17, 1997 to September 30, 1998, we considered their internal control, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls.
Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified
Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls over for safeguarding securities that we consider to be material weaknesses as defined above as of September
30, 1998, except for the Wasatch Micro-Cap Value Fund which is for the period from inception on December
17, 1997 to September 30, 1998.

This report is intended solely for the information and use of management and the Securities and Exchange
Commission.



	ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin,
October 26, 1998.